                                                Filed Pursuant to Rule 424(b)(5)
                                                              File No. 333-69065
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 28, 1998)


                                 $1,000,000,000
[LOGO]

                        Transamerica Finance Corporation

                          7.25% Senior Notes Due 2002

                                 ------------

  We will pay interest on February 15 and August 15 of each year and will make the first interest payment on February 15, 2000. The notes will mature on August 15, 2002.

                                 ------------

                   PRICE 99.945% AND ACCRUED INTEREST, IF ANY

                                 ------------

                             Underwriting
                              Discounts
                  Price to       and      Proceeds to
                   Public    Commissions    Company
                ------------ ------------ ------------
      Per note    99.945%       0.400%      99.545%
      Total     $999,450,000  $4,000,000  $995,450,000

                                 ------------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

  The Underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment on August 10, 1999.

                                 ------------

Salomon Smith Barney                                       Chase Securities Inc.

August 5, 1999

                               TABLE OF CONTENTS


                             Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement........................................... S-3
Transamerica Finance Corporation........................................... S-3
Where You Can Find More Information........................................ S-3
Summary of Consolidated Financial Information.............................. S-4
Description of Notes....................................................... S-5
United States Tax Considerations........................................... S-7
Underwriting............................................................... S-8
Legal Opinions............................................................. S-9
Experts.................................................................... S-9

                                   Prospectus

Where You Can Find More Information.........................................   3
Disclosure Regarding Forward-Looking Statements.............................   4
Transamerica Finance Corporation............................................   4
Application of Proceeds.....................................................   4
Consolidated Ratio of Earnings to Fixed Charges.............................   4
Description of Debt Securities..............................................   5
Description of Warrants.....................................................  14
Plan of Distribution........................................................  15
Legal Opinions..............................................................  16
Experts.....................................................................  16

                                 ------------

  You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are offering to sell notes and seeking offers to buy notes only in jurisdictions where offers and sales are permitted. You should not assume that the information either in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front cover of the respective document regardless of the time of delivery of this prospectus supplement or any sale of the notes. In this prospectus supplement and the accompanying prospectus, the "Company," "we," "us," and "our" refer to Transamerica Finance Corporation and its subsidiaries.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

  This prospectus supplement sets forth certain terms of the notes that we are offering. It supplements the "Description of Debt Securities" in the accompanying prospectus. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

  It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified in "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

                        TRANSAMERICA FINANCE CORPORATION

  We are a subsidiary of Transamerica Corporation ("Transamerica"). Since the July 21, 1999 merger of Transamerica with a subsidiary of AEGON N.V., we are an indirect subsidiary of AEGON N.V. We are principally engaged in commercial lending and leasing operations.

  Transamerica is a financial services organization which engages through its subsidiaries in commercial lending, leasing, life insurance and real estate services. AEGON N.V. is a Netherlands-based international life insurance group.

  Our executive offices are located at 600 Montgomery Street, San Francisco, California 94111 (telephone: 415-983-4000).

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. The Securities and Exchange Commission is referred to in this prospectus supplement and the accompanying prospectus as the "Commission." You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings (file number 001-06798) are also available to the public at the Commission's web site at http://www.sec.gov. You may also read any copy of these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the Commission will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until such time as all of the securities covered by this prospectus supplement have been sold.

  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

  (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

  (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

  You may request a copy of these filings, at no cost, by writing or telephoning us as follows:

           Transamerica Finance Corporation
           600 Montgomery Street
           San Francisco, CA 94111
           Attn: Corporate Secretary
           Phone: (415) 983-4000

  You should not assume that the information either in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front cover of the respective document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes. Additional updating information with respect to the matters discussed in this prospectus supplement and the accompanying prospectus may be provided in the future by means of appendices or supplements to this prospectus supplement and the accompanying prospectus or other documents including those incorporated by reference.

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

  The following summary of consolidated financial information of the Company and its consolidated subsidiaries should be read in conjunction with the detailed information and consolidated financial statements and notes thereto included in the documents incorporated herein by reference. The unaudited interim consolidated financial information reflects all adjustments, consisting only of normal accruals, which are in the opinion of the Company necessary for a fair presentation of the results of operations for the interim periods presented. Results of operations for the interim periods are not necessarily indicative of the results for the entire year. All dollar amounts in the table below are in millions, except the consolidated ratios of earnings from continuing operations to fixed charges.

                                                                         Six Months
                                                                         Ended June
                                   Year Ended December 31,                   30,
                         ---------------------------------------------- -------------
                           1994     1995      1996      1997     1998    1998   1999
                         -------- --------  --------  -------- -------- ------ ------
                                          (audited)                      (unaudited)
Total revenues.......... $1,023.6 $1,164.6  $1,206.5  $1,329.5 $1,549.5 $753.7 $848.8
Interest and debt
 expense................    234.9    307.5     314.2     354.4    382.2  188.3  219.1
Depreciation on
 equipment held for
 lease..................    197.3    236.6     255.1     275.8    281.5  136.5  144.4
Salaries and other
 operating expenses.....    406.3    401.7     406.0     488.7    620.4  299.7  331.6
Provision for losses on
 receivables............     18.3     (4.0)     10.2      18.1     53.0   26.0   39.7
                         -------- --------  --------  -------- -------- ------ ------
Income from continuing
 operations before
 taxes..................    166.8    222.8     221.0     192.5    212.4  103.2  114.0
Income taxes............     67.2     91.0      81.7      74.3     71.6   39.0   44.9
                         -------- --------  --------  -------- -------- ------ ------
Income from continuing
 operations.............     99.6    131.8     139.3     118.2    140.8   64.2   69.1
Income (loss) from
 discontinued
 operations.............     90.3     80.4     (45.2)    261.8      --     --     --
                         -------- --------  --------  -------- -------- ------ ------
Net income.............. $  189.9 $  212.2  $   94.1  $  380.0 $  140.8 $ 64.2 $ 69.1
                         ======== ========  ========  ======== ======== ====== ======
Consolidated ratios of
 earnings from
 continuing operations
 to fixed charges (A)...     1.66     1.70      1.68      1.51     1.52   1.51   1.49

  Note A. The consolidated ratios of earnings from continuing operations to fixed charges were computed by dividing income from continuing operations before fixed charges and income taxes by the fixed charges. Fixed charges consist of interest and debt expense and one-third of rent expense, which approximates the interest factor.

                              DESCRIPTION OF NOTES

  The following description of the particular terms of the notes being offered (referred to in the accompanying prospectus as the "Senior Debt Securities") supplements the description of the general terms and provisions of Senior Debt Securities set forth in the accompanying prospectus. Please refer to the accompanying prospectus and the indenture under which the notes will be issued for additional information and the definitions of capitalized terms.

General

  The notes will be issued as a separate series of Senior Debt Securities under the Senior Indenture, dated as of April 1, 1991 (the "Senior Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Senior Trustee"). The notes will be issued in an aggregate principal amount of $1,000,000,000 and will mature on August 15, 2002. The notes will be issued in fully registered book-entry form only, without coupons, in denominations of $1,000 and integral multiples of $1,000. Each note will bear interest at the rate per annum shown on the cover page of this prospectus supplement from and including August 10, 1999 or from and including the most recent interest payment date to which interest has been paid or provided for. Interest is payable semi-annually on February 15 and August 15 of each year, commencing February 15, 2000, to the person in whose name the note is registered, referred to as the "Holder," at the close of business on the date fifteen days prior to such interest payment date.

  If any interest payment date or maturity falls on a day that is not a business day, as defined in the Senior Indenture, the interest or principal payment shall be made on the next day that is a business day, and no interest on such payment shall accrue for the period from and after the interest payment date or maturity. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

  The notes will not be subject to any sinking fund.

Depositary

  Upon issuance, all notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as Depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

  So long as the Depositary, or its nominee, is a registered owner of a global note, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by that global note for all purposes under the Senior Indenture. Except as provided below, the beneficial owners of the notes represented by a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or Holders thereof under the Senior Indenture, including for purposes of receiving any reports delivered by us or the Senior Trustee pursuant to the Senior Indenture.

  Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the Depositary and, if that person is not a participant of the Depositary, on the procedures of the participant through which that person owns its interest, to exercise any rights of a Holder under the Senior Indenture. We understand that under existing industry practices, in the event that we request any action of Holders or that an owner of a beneficial interest requests any action which a Holder is entitled to give or take under the Senior Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take that action, and such participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  The following is based on information furnished by DTC:

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

  Purchases of notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below.

  To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal, additional amounts, if any, and/or interest payments on the notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the Senior Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, additional amounts, if any, and/or interest to DTC is the responsibility of the Company or the Senior Trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

  DTC has advised us that management of DTC is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed direct and indirect participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's direct and indirect participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

  DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to the Company or the Senior Trustee. Under such circumstances, note certificates are required to be printed and delivered.

  We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

  The global notes will be exchangeable for notes in definitive form of like tenor as such global notes in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, a successor depositary is not appointed by the Company within 90 days, (ii) the Company in its discretion at any time determines not to have all of the notes represented by global notes and notifies the Senior Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the notes. Any global note that is exchangeable pursuant to the preceding sentence is exchangeable for notes issuable in authorized denominations and registered in such names as the Depositary holding such global note shall direct.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                        UNITED STATES TAX CONSIDERATIONS

  The following is a summary of the principal United States federal income tax consequences of the ownership of notes. This discussion is based upon the Internal Revenue Code of 1986 referred to as the

"Code," its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This discussion deals only with notes offered hereby and held as capital assets and does not purport to deal with purchasers in special tax situations, such as financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons who are not United States persons (as defined in Section 7701 of the Code) or whose functional currency (as defined in Section 985 of the Code) is not the United States dollar. The summary does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the notes or the beneficial owners of those notes. Persons considering the purchase of notes should consult their own tax advisors concerning the application of federal income tax laws to their particular situations and any consequences arising under the laws of any other taxing jurisdiction.

  Payments of Interest. Stated interest on a note will be taxable to a beneficial owner of that note as ordinary interest income at the time it accrues or is received in accordance with the beneficial owner's method of accounting for tax purposes.

  Sale and Retirement of Notes. A beneficial owner's tax basis in a note generally will be its U.S. dollar cost. Upon the sale or retirement of a note, a beneficial owner will recognize capital gain or loss equal to the difference between the amount realized on the transaction and the beneficial owner's tax basis in the note, and such gain or loss will be long-term capital gain or loss if at the time of the transaction the note has been held for more than one year. For these purposes, the original cost basis and the amount realized do not include any amount attributable to accrued interest on the note. Any amount attributable to accrued interest is treated as interest as described under "Payments of Interest" above.

Backup Withholding and Information Reporting

  A 31% backup withholding tax and information reporting requirements apply to certain payments of principal of and interest on an obligation, and to proceeds of the disposition of an obligation, to certain noncorporate beneficial owners, if such beneficial owners fail to provide correct taxpayer identification numbers and other information or fail to comply with certain other requirements. The Company, its paying agent, or a broker, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment unless the beneficial owner furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations and certain other conditions are met.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner of a note will be allowed as a refund or a credit against such beneficial owner's federal income tax, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and the Underwriters named below, the Company has agreed to sell to the Underwriters and each of such Underwriters has severally agreed to purchase the principal amount of the notes set forth opposite its name below:

                                                                   Principal
                                                                   Amount of
                                                                     Notes
                                                                 --------------
Salomon Smith Barney Inc........................................ $  650,000,000
Chase Securities Inc............................................    350,000,000
                                                                 --------------
  Total......................................................... $1,000,000,000
                                                                 ==============

  The Underwriting Agreement provides that the obligation of the several Underwriters to pay for and accept delivery of the notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the notes if any are taken.

  The Underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at such prices less a concession not in excess of $2.50 per $1,000 note. Any Underwriter may allow, and any such dealers may reallow, a concession to certain other dealers not to exceed $1.25 per $1,000 note. After the notes are released to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  The Company has been advised by the Underwriters that they intend to make a market in the notes; however, they are not obligated to do so and may discontinue the market making at any time without notice. The Company does not intend to list the notes on any securities exchange. No assurance can be given as to the liquidity of the trading market for the notes.

  In order to facilitate the offering of the notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the price of the notes, the Underwriters may bid for, and purchase, the notes in the open market. Finally, the Underwriters syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Underwriters and certain of their respective affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for the Company and its affiliates.

                                 LEGAL OPINIONS

  The validity of the notes offered hereby will be passed upon for the Company by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain legal matters will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of Ernst & Young LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,000,000,000

                                  Transamerica
                                    Finance
                                  Corporation

                          7.25% Senior Notes Due 2002


                              [TRANSAMERICA LOGO]

                                   --------
                             PROSPECTUS SUPPLEMENT
                                 August 5, 1999
                                   --------

Salomon Smith Barney                                       Chase Securities Inc.


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